EXHIBIT 14

Code of Business Conduct and Ethics
As Amended and Restated On May 30, 2007

Introduction

Hawk Corporation (“Hawk” or the “Company”) is committed to the principles of honest and ethical conduct in all aspects of its business. Hawk believes that our tradition of adhering to honest and ethical conduct enables Hawk to enjoy a reputation of which all our employees, officers and directors can be proud.

This code covers a wide range of business practices and procedures. It is intended only as a guide. It does not, and can not, cover every issue that may arise, but it sets out basic principles and key policies and procedures to guide all employees, officers and directors of Hawk. Employees, officers and directors must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. In appropriate circumstances, this code should also be provided to and followed by Hawk’s agents and representatives, including consultants.

If you are in a situation that you believe may violate or lead to a violation of this code, you should follow the guidelines described in the section entitled “Adherence to the Code” below. Ultimately, the determination of whether or not there has been a violation will be in the discretion of our Designated Ethics Officer, who may consult with our Chief Executive Officer and our legal counsel.

For simplicity, Hawk as used throughout this code refers to Hawk Corporation and all our subsidiaries. This Code of Business Conduct and Ethics is available on our corporate website at www.hawkcorp.com.

Responsibilities of Employees, Officers and Directors

Compliance with Laws, Rules, Regulations and Agreements

All employees, officers and directors must strictly comply with all laws and governmental regulations that apply to our business, including state and local laws in the areas in which we operate. Any questions as to the applicability of any law should be directed to our legal counsel.

If a law conflicts with a policy in this code, employees, officers and directors must comply with the law. If a local custom or policy conflicts with a policy in this code, employees, officers and directors must comply with the code. If you have any questions about these conflicts, you should ask the Designated Ethics Officer how to handle the situation.

This code is intended to supplement and not override any similar provisions in agreements with employees, officers and directors, our charter documents or applicable law.

Insider Trading

We have an insider trading policy and all employees, officers and directors must abide by its terms. A copy of this policy is available on our corporate website at www.hawkcorp.com. This policy, among other things, provides that employees, officers and directors may not buy or sell shares of Hawk when they are in possession of material, non-public information or at such times as the Company may prohibit trading activity. They also are prohibited from passing on such information to others who might make an investment decision based on it.

Employees, officers and directors also may not trade in stocks of other companies about which they learn material, non-public information through the course of their employment or service. Any questions as to whether information is material or has been adequately disclosed should be directed to our legal counsel.

Conflicts of Interest

A conflict of interest occurs when the private interest of an employee, officer or director interferes, or appears to interfere, in any way with the interests of the Company. Conflicts of interest can occur when an employee, officer or director takes action or has interests that could reasonably be expected to make it difficult to make objective decisions on behalf of Hawk or for an employee, officer or director to perform his or her duties effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits or gifts as a result of his or her position with the Company. An employee, officer or director will not be deemed to have a conflict of interest solely on the basis of his or her service on the board of directors of a company that is under common ownership, or has a business relationship with, Hawk.

Conflicts of interests are prohibited as a matter of corporate policy. If you become aware of a conflict or potential conflict, or have a question about whether a conflict exists, you should promptly bring it to the attention of your supervisor and our Designated Ethics Officer.

Corporate Opportunities

Employees, officers and directors are prohibited from taking for themselves personally any opportunities that arise through the use of corporate property, information or position and from using corporate property, information or position for personal gain. Employees, officers and directors are further prohibited from competing with Hawk directly or indirectly. Employees, officers and directors owe a duty to Hawk to advance the Company’s interests when the opportunity to do so arises.

Confidentiality

Our insider trading policy also governs the maintenance of confidential information. Employees, officers and directors may learn information about Hawk that is not known to the general public or to competitors. Confidential information includes all non-public information that might be of use to competitors or harmful to Hawk or our customers if disclosed.

Employees, officers and directors must maintain the confidentiality of information entrusted to them by Hawk or its associates, except when disclosure is authorized or legally mandated. This obligation to protect confidential information does not end when an employee, officer or director leaves the Company. Any questions about whether information is confidential should be directed to our Designated Ethics Officer or legal counsel.

Fair Dealing

Each employee, officer and director must endeavor to deal fairly with Hawk’s stockholders, competitors, suppliers and employees. No employee, officer or director may take unfair advantage of anyone through manipulation, fraudulent concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair practice.

Protection and Proper Use of Corporate Assets

Theft, carelessness and waste have a direct impact on our profitability. Employees, officers and directors have a duty to protect corporate assets and ensure their efficient use. Company assets should be used only for legitimate business purposes; and employees, officers and directors should take measures to ensure against theft, damage, or misuse.

Company assets include intellectual property such as trademarks, business and marketing plans, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information is a violation of our Company policy.

Reports Filed with the Securities and Exchange Commission (“SEC”)

We are committed to ensuring that all disclosure in reports filed with the SEC is full, fair, timely and understandable. Therefore, honest and accurate recording and reporting of financial information is of critical importance to Hawk. This is essential in order for senior management to make informed responsible business decisions, to enable Hawk to comply with various laws relating to the maintenance of books and records and financial reporting including Section 404 of the Sarbanes-Oxley Act, to enable our Chief Executive Officer and our Chief Financial Officer to make certifications in connection with periodic filings made by the Company with the SEC and to inform accurately Hawk’s stockholders and the investing public about the Company.

Employees, officers and directors are strictly prohibited from falsifying the books and records of the Company or otherwise knowingly circumventing or failing to implement the internal accounting controls of the Company as they now exist or as they may be revised or amended.

External and Internal Auditors

Our external and internal auditors play an integral role in the financial reporting process through their annual examination and report on Hawk’s financial statements and their review of periodic reports of the Company. Therefore, open and honest fair dealing with our external and internal auditors is essential. No employee, officer or director may make any false or misleading statement to any external or internal auditors in connection with an audit or examination of our financial statements or the preparation or filing of any document or report. Similarly, no employee, officer or director may engage in any conduct to fraudulently influence, coerce, manipulate or mislead any accountant engaged in the audit or review of any of Hawk’s financial statements.

Record-keeping

All of Hawk’s books, records, accounts, and financial statements must be maintained in reasonable detail, must appropriately reflect the company’s transactions, and must conform both to applicable legal requirements and to our system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Business records and communications may not be destroyed unless in accordance with our record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, employees, officers and directors must consult with our legal counsel before taking any action because it is critical that any impropriety or possible appearance of impropriety be avoided.

Interaction with Public Officials

When dealing with public officials, employees, officers and directors must avoid any activity that is or appears illegal or unethical. The giving of gifts, including meals, entertainment, transportation, and lodging, to government officials in the various branches of U.S. government, as well as state and local governments, is restricted by law. Employees, officers and directors must obtain pre-approval from Hawk’s legal counsel before providing anything of value to a government official or employee. The foregoing does not apply to personal lawful political contributions.

In addition, the U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. Illegal payments to government officials of any country are strictly prohibited.

Discrimination and Harassment

We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. All employees, officers and directors should respect the rights and cultural differences of other individuals. It is our policy not to discriminate against any person because of age, race, color, sex, religion, disability, national origin, or other classes protected by applicable federal, state or local law. Harassment of any type will not be tolerated.

Health and Safety

The safety and health of our employees is very important to us. Each employee has responsibility for maintaining a safe and healthy workplace by following safety and health rules and practices and reporting accidents, injuries, and unsafe equipment, practices, or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs or alcohol in the workplace will not be tolerated.

Adherence to the Code

No code of conduct and ethics can replace the thoughtful behavior of an ethical person or provide definitive answers to all questions. Since we cannot anticipate every potential situation, certain policies and procedures have been put in place to help our employees, officers and directors approach questions or problems as they arise.

Designated Ethics Officer

We have designated our Vice President of Finance to also serve as our Designated Ethics Officer with responsibility for overseeing and monitoring compliance with this code. The Designated Ethics Officer will make periodic reports, as he deems necessary in his sole discretion, directly to our Chief Executive Officer and the Audit Committee of our Board of Directors regarding the implementation and effectiveness of this code as well as the policies and procedures put in place to ensure compliance with the code.

Reporting Violations

Employees, officers and directors are strongly encouraged to seek guidance from supervisors, managers or our Designated Ethics Officer when in doubt about the best course of action to take in a particular situation.

If an employee, officer or director knows of or suspects a violation of this code, or of applicable laws and regulations, he or she must report it immediately to our Designated Ethics Officer or Chief Executive Officer. If the situation requires it, the reporting person’s identity will be kept anonymous. We do not permit retaliation of any kind for good faith reports of violations or possible violations.

If an employee is uncomfortable with the reporting structure contained in this code for violations of internal controls, external audit or accounting issues or any incidents of fraud, the Company has an anonymous and confidential incident reporting system called MySafeWorkplace. This reporting system is available 24 hours a day and may be reached through the internet at www.MySafeWorkplace.com or by calling 1-800-461-9330.

Contact Information

Our Chief Executive Officer and our Designated Ethics Officer may be reached at 216-861-3553.

Our legal counsel, the law firm of Kohrman Jackson & Krantz P.L.L., may be reached at
216-696-8700. You may ask to speak with any partner of the firm familiar with our corporate matters.

Investigations

We will promptly investigate reported violations. Employees, officers and directors are expected to cooperate fully with any investigation made by the Company or any representative of the Company into reported violations.

Discipline and Penalties

Employees, officers and directors who violate this code may be subject to disciplinary action, up to and including discharge. Employees, officers and directors who have knowledge of a violation and fail to move promptly to report or correct it and employees, officers and directors who direct or approve violations may also be subject to disciplinary action, up to and including discharge. Furthermore, violations of some provisions of this code are illegal and may subject you to civil and criminal liability.

The determination of whether or not there has been a violation of this code will be in the discretion of our Board of Directors or a duly appointed committee thereof, upon receiving a recommendation from our Designated Ethics Officer after consultation with our Chief Executive Officer and legal counsel. Our Board of Directors or a duly appointed committee thereof are the only parties who may enforce this code or direct the enforcement of this code to our Designated Ethics Officer or our Chief Executive Officer.

Amendments and Waivers to the Code

Hawk reserves the right to alter, amend, modify, revoke, suspend, terminate or waive any or all of the code at any time, in our discretion. Any such alteration, amendment, modification, revocation, suspension, termination or waiver to the code that applies to our principal financial and accounting officers, or persons performing similar functions, may be made only by our Board of Directors, or an authorized committee of the Board of Directors, and will be promptly disclosed to our stockholders.

Limitation

This code is intended to be a description of certain policies that Hawk has adopted as of this time, and is to be used solely as a source of information about our code of ethics as presently in effect. Nothing in this code shall be deemed to alter any employment at will or other status of an employee or to otherwise create for an employee or any other third party an enforceable right against Hawk, its directors, officers or any other employee or third party. Except by Hawk at the direction of our Board of Directors or executive officers, this code may not be used as evidence or referred to in any other way in any action, claim, suit or other proceeding.

Adoption

This code was approved and adopted by the Board of Directors of Hawk on February 26, 2004 and subsequently revised and approved by the Board of Directors on May 30, 2007.